UNITED STATES
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DESKTOP METAL, INC.

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The following is a transcript of a conference call held by Desktop Metal, Inc. on July 31, 2024:

Desktop Metal, Inc.

Second Quarter 2024 Earnings Conference Call

Wednesday, July 31, 2024, 8:30 AM ET

CORPORATE PARTICIPANTS

Michael Jordan, Vice President, Finance and Treasury

Ric Fulop, Chief Executive Officer and Founder

Jason Cole, Chief Financial Officer

C O R P O R A T E P A R T I C I P A N T S

Michael Jordan, Vice President, Finance and Treasury

Ric Fulop, Chief Executive Officer and Founder

Jason Cole, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Danny Eggerichs, Craig-Hallum Capital Group

P R E S E N T A T I O N

Operator

Greetings, and welcome to the Desktop Metal Second Quarter 2024 Earnings Conference Call.

At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.

As a reminder, this conference is being recorded.

I will now turn over the call.

Michael Jordan

Good morning, and thank you for joining today’s call.

With me today are Ric Fulop, Founder and CEO of Desktop Metal, and Jason Cole, CFO of Desktop Metal.

Please note, our financial results press release and presentation slides referred to on this call are available under the Events and Presentations section of our Investor Relations website. This call is also being webcast live, with a link at the same site. The webcast and accompanying slides will be available for replay for 12 months following the call.

The content of today’s call is the property of Desktop Metal. It cannot be reproduced or transcribed without our prior consent.

Before we begin, I’ll refer you to our Safe Harbor disclaimer on Slide 3 of the presentation and in the financial results press release. As a reminder, today’s call will include forward-looking statements. These forward-looking statements reflect Desktop Metal’s views and expectations only as of today, July 31, and actual results may vary materially, based on a number of risks and uncertainties. For more information about the risks that may impact Desktop Metal’s business and financial results, please refer to the Risk Factors section in the Company’s Form 10-K and Form 10-Q, in addition to the Company’s other filings with the SEC. We assume no obligation to update or revise the forward-looking statements.

Additionally, during this presentation and following Q&A session, we may refer to our results on a non-GAAP basis. Non-GAAP measures are intended to supplement, but not substitute for, performance measures calculated in accordance with GAAP. Our financial results release contains the financial and other quantitative information to be discussed today, as well as a reconciliation of the GAAP to non-GAAP measures.

I’ll now turn the call over to Ric.

Ric Fulop

Good morning, everyone, and welcome to Desktop Metal’s Second Quarter 2024 Earnings Call.

I’d like to use today’s call to address the most significant development of our Company, the proposed business combination with Nano Dimension. This decision wasn’t made lightly, and I’d like to walk you through our rationale and the benefits we anticipate from this merger.

Since the beginning of 2022, Desktop Metal has worked tirelessly to align our cost structure with macroeconomic realities, making hard decisions about our business. We have reduced our non-GAAP operating expenses by 48% since the first quarter of 2022, while meaningfully strengthening our non-GAAP gross margins.

By the end of the first quarter, we had delivered nine quarters of OpEx reduction and brought our cash burn down dramatically. We’ve strategically realigned our business to reflect a lower growth environment, driven by 11 interest rate hikes, and from a margin perspective, I’m proud of the progress we have shown.

However, despite these efforts, we have faced an increasingly challenging business environment as a result of rising rates, slowing CapEx budgets and other macro-related challenges. While we believe additive manufacturing has incredible potential and will continue to grow over the next decade, the past year-and-a-half has been very challenging, putting significant pressure on our financial position. As a result, we’ve seen our balance sheet continue to be under pressure, limiting our ability to invest in growth and innovation.

We began to notice a concerning trend towards the end of the second quarter, with customers becoming hesitant to engage in closing deals due to our weakening financial outlook, making it more difficult to reach our profitability targets. This feedback from the market was a clear signal that we needed to take action. It became increasingly apparent that remaining a standalone company with a constrained balance sheet was not a viable long-term strategy. Since the terminated merger agreement with Stratasys in September 2023, we explored raising additional capital to strengthen our balance sheet, but the financing alternatives available to the Company would have created significant dilution to shareholders or ceding control via structure to debt holders, which would have destroyed a lot of our remaining equity value. It didn’t help to have short selling activity that we believe drove down the value of our equity significantly.

In evaluating our options, we had to consider the broader context of additive manufacturing as an industry. It’s worth noting that profitability has been elusive across all the public companies in the additive sector. While we have declined in value in line with most of our peers, the situation could have been worse, and, in fact, it has been for some players in our space. For example, four of our western publicly traded companies in additive manufacturing have failed or were delisted in the last two quarters, given deteriorating market conditions, leading to an even more pronounced loss of equity value for those businesses, and we do not want to be in that bucket. We also considered a variety of divestitures, but given valuations and market sentiment towards additive manufacturing, there were no good immediately actionable alternatives. At the moment, not a single one of the public companies in additive manufacturing has achieved meaningful profitability or scale, and scale with the right portfolio, balance sheet, technology and go-to-market is going to be required to build a sustainable company in this industry.

This industry-wide challenge underscored the need for a bold move to support the long-term success of the technologies we have pioneered and our ability to maximize the equity value to our shareholders.

We looked at all the options in front of us and given these factors, we believe that the proposed business combination with Nano Dimension, which provided a 27% premium at the time the transaction was announced, subject to adjustment, still represents the best path forward for Desktop Metal shareholders. This merger offers several key benefits that we expect will strengthen our competitive position and create significant long-term shareholder value.

First and foremost, this combination will establish a true leader in the additive manufacturing space. By bringing together our complementary product portfolios and technologies, we’ll create an entity with enhanced scale and a stronger balance sheet. This combination will allow us to better serve our customers and compete more effectively by offering a more complete portfolio of products. We have gotten to know the Nano Dimension team over the past two-and-a-half years. Nano Dimension is a well-run company with a strong Management Team. They have delivered superior organic growth versus our industry in 2023.

Secondly, we believe this merger will accelerate the industry’s transition into mass production. By pooling our resources, expertise and technologies, we’ll be better positioned to drive innovation and develop products for customers that address the evolving needs of manufacturers looking to adopt additive manufacturing for production applications.

Lastly, and perhaps most importantly, this merger will create a well-capitalized company with a stronger financial profile to properly support our customers. The increased scale and operational efficiencies we expect to achieve will put us on a clearer path to profitability, while providing the resources needed to fuel growth and innovation.

Finally, I would like to address the timing and structure of the deal. Over the past two-and-a-half years, we’ve had discussions with 10 different companies on potential combinations. None resulted in offers that were actionable or that our Board deemed superior to remaining an independent company, other than the proposed Stratasys merger or this transaction. In the first quarter, we believed there was a chance for the market to recover and economic pace from projects would start to close faster as rates would come down, but it quickly became clear as we got closer to the end of Q2 that we had to do a deal to protect the value of the equity. We considered an all-equity deal, especially since our whole industry is at an all-time low, but this was not a viable option in the end. Given our past experience with the failed vote from Stratasys, our view was that an all-cash transaction would present the highest certainty, and an all-cash transaction would enable those Desktop Metal shareholders who have conviction regarding the industry’s long-term potential to make their own investment decisions whether to purchase Nano stock in order to take advantage of future growth opportunities.

The alternative of not closing a transaction now, with Nano and its strong balance sheet, and cooperative management, may lead to a fatal prognosis and results for our Company’s existence. We firmly believe that this business combination with Nano Dimension is the right strategic move for Desktop Metal shareholders at this critical juncture, and our entire team is excited about making this combination successful and working with the team at Nano to make customers successful. As Q2 ended, the only other alternatives available to us would have destroyed much of the remaining equity value and put our Company and customer base at risk. As a large shareholder, I, too, am saddened to see the decline over time in valuations of our companies in this industry, but we’ve had limited standalone financing options and came to the conclusion that partnering with Nano was the best outcome for our shareholders. We strongly believe that this is the best move for our shareholders.

We’re excited about the potential of this merger and are confident it creates the best value for our shareholders, customers and employees. I and our team are looking forward to partnering with the Nano team and growing this market and building a profitable company at scale.

With that, I’ll hand the call over to Jason to cover our financials.

Jason Cole

Thanks, Ric, and thank you, everyone, for joining us today.

My remarks today will be relatively brief, given the pending merger agreement with Nano Dimension. I do want to reiterate my confidence that this transaction represents the best option for all of our stakeholders. We have done a great job in appropriately sizing our cost basis, and recall, we have executed on approximately $150 million in annualized cost savings. The success of these programs since the beginning of 2022 is highlighted by our adjusted operating margin and declining costs and cash burn.

Despite these efforts, the broader macroenvironment has heavily penalized growth companies like ours, and the additive manufacturing industry, as a whole, has experienced that to a greater degree than most. One of the most compelling reasons we felt the transaction was right and necessary was during the second quarter. We heard from our customers that they were not going to continue to do business with us until we addressed our balance sheet. This theme replayed itself throughout several customer conversations and is apparent in our second quarter revenue number.

With that, and beginning in the financial summary section, you will see our performance for the second quarter of 2024. Please note, we will be referring to several financial metrics on a non-GAAP basis, and a reconciliation to GAAP data is included in the filed appendix within our slides.

Consolidated revenue for the second quarter of 2024 was $38.9 million, compared to $53.3 million in the second quarter of 2023. The year-on-year decline was led by weaker hardware sales, while consumables and services were roughly flat year-on-year. The weaker hardware sales were driven by the macroeconomic conditions impacting the additive manufacturing industry.

Non-GAAP gross margins were 29.2% for the second quarter of 2024, compared to 31% in the prior year period. Non-GAAP gross margins fell 180 basis points, compared with the prior year period, driven by weaker cost absorption the lower revenue. Sequentially, Non-GAAP gross margin decreased from 30.5% in the first quarter of 2024, on lower revenues in Q2 of 2024.

On the next slide, non-GAAP operating expenses were $27.0 million for the second quarter of 2024. Through cost optimization, we reduced non-GAAP operating expenses sequentially by $1.6 million and year-over-year by $7.7 million, improving by 5.6% and 22.2%, respectively.

Adjusted EBITDA for the second quarter of 2024 was negative $13.2 million, improving year-over-year by $1.8 million, compared to the second quarter of 2023.

Turning to the balance sheet, we closed 2Q with $46.7 million in cash, with outflows elevated in the quarter by deal-related spend.

We are no longer providing guidance for the remainder of 2024 due to the pending acquisition with Nano Dimension.

With that, we will take some questions. Operator?

Operator

Thank you to our hosts. Ladies and gentlemen, we will now begin the question-and-answer session. Should you have a question, please press the star, followed by the one on your touchtone phone. You will hear a prompt that your hand has been raised. Should you wish to decline from the polling process, please press the star, followed by two. If you are using a speakerphone, please lift the handset before pressing any keys. One moment, please, for your first question.

Our first question comes from the line of Mr. Greg Palm of Craig-Hallum Capital Group. Please go ahead.

Danny Eggerichs

Yes, thanks. This is Danny Eggerichs on for Greg today. Appreciate you taking the questions. I guess I’ll just start with—you said you kind of had challenges closing deals at the end of the quarter, and, obviously, you mentioned that some customers were just hesitant and uncomfortable with your financial position as a company. Just wondering if there’s any way to maybe break down more, how much of it was that versus maybe a continued softening in the macro versus that hesitancy based on your financial position.

Ric Fulop

Danny, the types of products that we sell, particularly on the Binder Jet side, many times are over $1 million, so large companies really scrutinize these large of investments. I would say, if you want an average mix of what that was, we have to probably get back to you and actually do a real count, but it’s something that we felt.

Danny Eggerichs

Okay, got it. Maybe just touching quickly on balance sheet, cash burn. Obviously, another $20 million cash burn this quarter. How should we be thinking about that? Is there maybe increased focus or emphasis on that in the next couple quarters, maybe in the case that the deal does get pushed to ‘25, and a greater emphasis on driving down that cash burn, so there’s less of an impact on potentially drawing on that loan?

Jason Cole

Yes, I can take that one. It’s a good question. The cash burn in 2Q was elevated in part, but the principal reason it was elevated cash outflows related to the deal, and the 10 people we were speaking to, per Ric, we had conversations with a lot of folks over the quarter and that elevated some of our traditional fees related to deals, legal, and so forth.

Ric Fulop

You also have to account—you’ve got the interest payment that we pay on Q2 and Q4, as well.

Jason Cole

That’s right.

Danny Eggerichs

Okay, that’s helpful. I’ll leave it there. Thanks.

Jason Cole

Thanks, Danny.

Operator

Thank you. There are no further questions at this time. I’d now like to turn over the call back over to Mr. Ric Fulop for final closing comments.

Ric Fulop

I want to thank everybody for joining the call and, again, for your support over the years. All right. Thank you.

Operator

Thank you, Mr. Ric Fulop.

Ladies and gentlemen, this concludes your conference for today. We thank you for participating and ask that you please disconnect your lines. I hope you all have a great day ahead.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements include statements relating to the proposed transaction between the Company and Nano, including statements regarding the benefits of the transaction and the anticipated timing of the transaction, and information regarding the Company’s business, including expectations regarding outlook and all underlying assumptions, Nano’s and the Company’s objectives, plans and strategies, information relating to operating trends in markets where the Company operates, statements that contain projections of results of operations or of financial condition and all other statements other than statements of historical fact that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” “may,” “will,” “intends,” “projects,” “could,” “would,” “estimate,” “potential,” “continue,” “plan,” “target,” or the negative of these words or similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may cause the Company’s or Nano’s actual results or performance to be materially different from those expressed or implied in the forward-looking statements include, but are not limited to, (i) the ultimate outcome of the proposed transaction between the Company and Nano, including the possibility that the Company’s stockholders will reject the proposed transaction; (ii) the effect of the announcement of the proposed transaction on the ability of the Company to operate its business and retain and hire key personnel and to maintain favorable business relationships; (iii) the timing of the proposed transaction; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; (v) the ability to satisfy closing conditions to the completion of the proposed transaction (including any necessary stockholder approvals); (vi) other risks related to the completion of the proposed transaction and actions related thereto; (vii) those factors and risks described in Item 3.D “Key Information - Risk Factors,” Item 4 “Information on the Company”, and Item 5 “Operating and Financial Review and Prospects” in Nano’s Annual Report on Form 20-F for the year ended December 31, 2023 and Part 1, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and Part II, Item 1A, “Risk Factors” in Desktop Metal’s most recent Quarterly Reports on Form 10-Q, each filed with the SEC, and in the Company’s other filings with the SEC.

While the list of factors presented here is, and the list of factors to be presented in the Proxy Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s periodic reports and other filings with the SEC, including the risk factors identified in the Company’s Annual Report Form 10-K,and the Company’s most recent Quarterly Reports on Form 10-Q. The forward-looking statements included in this communication are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, the Company intends to file with the SEC the Proxy Statement. The Company may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC. The definitive Proxy Statement (if and when available) will be mailed to stockholders of the Company. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the Proxy Statement (if and when available) and other documents containing important information about the Company and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://ir.desktopmetal.com/sec-filings/all-sec-filings.

Participants in the Solicitation

The Company, Nano and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on April 23, 2024.  Information about the directors and executive officers of Nano is set forth in Nano’s Annual Report on Form 20-F, which was filed with the SEC on March 21, 2024. Other information regarding persons why may be deemed to be participants in the solicitation of Desktop Metal’s stockholders in connection with the proposed transaction and any direct or indirect interests they may have in the proposed transaction will be set forth in Desktop Metal’s definitive proxy statement for its special meeting of stockholders when it is filed with the SEC.